Exhibit d 3 a

MAINSTAY FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Subadvisory Agreement, made as of the 30th day of March, 2010 (the “Agreement”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated as of February 26, 2010 (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the addition of the MainStay High Yield Municipal Bond Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	effective March 30, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Vice President & Assistant	Title:	Senior Managing Director
General Counsel

MACKAY SHIELDS LLC

Attest:	/s/ Ellen Metzger	By:	/s/ Lucille Protas
Name:	Ellen Metzger	Name:	Lucille Protas
Title:	Senior Managing Director and	Title:	Acting Chief Executive Officer
General Counsel

Exhibit d 3 a

SCHEDULE A
(As of March 30, 2010)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, an annual subadvisory fee equal to the following:

FUND	ANNUAL RATE

Intermediate Term Bond Fund	0.200%

High Yield Municipal Bond Fund*	0.275%

Short Term Bond Fund	0.150%

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.

* For certain Funds listed above, the Manager has agreed to waive a portion of the Fund’s management fee or reimburse the expenses of the appropriate class of the Fund so that the class’ total ordinary operating expenses do not exceed certain amounts.  These waivers or expense limitations may be changed with Board approval.  To the extent the Manager has agreed to waive its management fee or reimburse expenses, MacKay Shields, as Subadvisor for these Funds, has voluntarily agreed to waive or reimburse its fee proportionately.